Exhibit 99.1

Entegris Reports Third Quarter Loss Due to Non-Cash Charges

Company Reports Non-GAAP Earnings of $0.06 From Continuing Operations

CHASKA (Minneapolis), Minn., November 4, 2008 – Entegris, Inc. (Nasdaq: ENTG) today reported its financial results for the fiscal third quarter ended September 27, 2008:

•	Sales of $145.8 million

•	GAAP loss per share of $3.68 reflecting non-cash charges

•	Non-GAAP EPS from continuing operations of $0.06

•	Non-GAAP gross margin of 42 percent

•	Cash from operations of $11.7 million

Entegris’ third-quarter sales were $145.8 million, versus $151.8 million for the same period a year ago and $147.9 million for the second quarter of fiscal 2008. Poco Graphite, which was acquired on August 11, 2008, contributed approximately $10 million to sales in the third quarter.

The Company reported a third-quarter net loss of $411.4 million, or $3.68 per diluted share, which compared to net income of $8.4 million, or $0.07 per diluted share, for the same quarter a year ago. On a non-GAAP basis, third-quarter net income from continuing operations was $6.2 million, or $0.06 per diluted share.

The third-quarter results reflected the following non-cash charges:

•

A write-down of $395.3 million, or $379.8 million net of tax, related to impairment of goodwill triggered by the decline in the Company’s market capitalization. The write-down was made in accordance with the requirements of FASB Statements No. 142 “Goodwill and Other Intangible Assets.” The write-down represents management’s best estimate based on the facts and circumstances as of September 27, 2008 and may be revised in the fourth quarter.

•	Purchase accounting adjustments of $5.7 million to cost of sales, as a result of adjusting acquired Poco Graphite inventory to fair market value.

•	A valuation allowance of $30.7 million for the Company’s deferred tax assets.

Sales for the nine months ended September 27, 2008 were $442.0 million. The nine-month net loss was $403.5 million, or $3.57 per diluted share. Nine-month net income from continuing operations on a non-GAAP basis was $14.9 million, or $0.13 per diluted share.

Gideon Argov, president and chief executive officer, said: “The global economic turmoil has exacerbated the cyclical downturn in the semiconductor industry. Despite market conditions softening, we generated $11.7 million of cash from operations and achieved earnings of $0.06 per share from continuing operations on a non-GAAP basis due to stable margins and control of operating expenses. We completed the acquisition of Poco Graphite in the quarter which adds to our consumable product revenues, provides synergies with our existing customers, and represents further expansion into markets outside of the semiconductor industry.”

As part of its long-term strategy to align manufacturing operations, the Company announced it will close the larger of its two manufacturing facilities in Chaska, Minnesota and will transfer production to its other existing facilities. This closure, which will impact approximately 200 jobs or approximately 7 percent of the Company’s worldwide headcount, is expected to be completed in 2009 and to result in annual cost and tax savings of approximately $6 to $8 million beginning in 2010. The Company expects to incur charges of approximately $15 million related to the facility closure over the next four quarters.

In addition to the facility closure, the Company is taking steps to reduce its operating expenses which include the streamlining of its management structure. These actions are expected to yield in excess of $12 million in annual cost savings. Thus far, these steps have resulted in a restructuring charge of $3.3 million in the third quarter.

Argov continued: “We are using the slowdown in the economy and our industry to optimize our manufacturing operations and to streamline the Company. These measures will lower our break-even point further so that we can remain profitable on an operating basis during this turbulent period, and will position us for maximum operating leverage and improved profitability when our markets recover.”

Third-Quarter Results Conference Call Details

Entegris will hold a conference call to discuss its results for the third quarter on Tuesday, November 4, 2008, at 10:00 a.m. Eastern Time. Participants should dial 1-866-409-1560 (for domestic callers) or 1-913-312-1300 (for callers outside the U.S.). A replay of the call can be accessed at 1-719-457-0820 using passcode 3654556. A webcast of the call can also be accessed from the investor relations section of Entegris’ website at www.entegris.com.

NON-GAAP INFORMATION

In addition to reporting results that are determined in accordance with generally accepted accounting principles in the U.S. (GAAP), the Company also reports non-GAAP results of operations that exclude certain expenses and charges. These non-GAAP results are provided as a complement to results provided in accordance with GAAP in order to provide investors with relevant and useful information about the Company’s ongoing operations. As such, non-GAAP information primarily excludes expenses and charges resulting from goodwill impairment under FASB Statement No. 142, a valuation allowance for deferred tax assets under FASB Statement No. 109, and purchase accounting adjustments related to inventory associated with the Company’s August 2008 acquisition of Poco Graphite. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at www.entegris.com.

ABOUT ENTEGRIS

Entegris is a leading provider of a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in the semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, India, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Forward-Looking Statements

Certain information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of this press release, and involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements that include such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to Entegris or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks include, but are not limited to, fluctuations in the market price of Entegris’ stock, Entegris’ future operating results, other acquisition and investment opportunities available to Entegris, general business and market conditions and other factors. Additional information concerning these and other risk factors may be found in previous financial press releases issued by Entegris and Entegris’ periodic public filings with the Securities and Exchange Commission, including discussions appearing under the headings “Risks Relating to our Business and Industry,” “Manufacturing Risks,” “International Risks,” and “Risks Related to Securities Markets and Ownership of Our Securities” in Item 1A of our Annual Report on Form 10–K for the fiscal year ended December 31, 2007, as well as other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to update publicly any forward-looking statements contained herein.

Entegris, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	Sept. 27, 2008	June 28, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Net sales	$145,789	$147,947	$151,811	$441,963	$464,890
Cost of sales	90,391	88,060	86,301	262,690	265,378

Gross profit	55,398	59,887	65,510	179,273	199,512
Selling, general and administrative expenses	35,373	37,105	39,267	115,800	120,542
Engineering, research and development expenses	10,284	10,362	9,409	31,147	29,622
Amortization of intangible assets	4,858	4,552	4,716	14,497	13,702
Impairment of goodwill	395,261	—	—	395,261	—
Restructuring charges	3,332	—	—	3,332	—

Operating (loss) income	(393,710)	7,868	12,118	(380,764)	35,646
Interest expense (income), net	614	81	(140)	682	(5,516)
Other expense (income), net	947	249	53	1,823	(5,997)

(Loss) income before income taxes	(395,271)	7,538	12,205	(383,269)	47,159
Income tax expense	15,837	2,021	3,156	19,252	11,970
Equity in net loss (earnings) of affiliates	195	(8)	96	49	(8)

(Loss) income from continuing operations	(411,303)	5,525	8,953	(402,570)	35,197
Loss from discontinued operations, net of taxes	(90)	(592)	(536)	(1,025)	(1,620)

Net (loss) income	$(411,393)	$4,933	$8,417	$(403,595)	$33,577

Basic (loss) income per common share:
Continuing operations	$(3.68)	$0.05	$0.08	$(3.56)	$0.28
Discontinued operations	$(0.00)	$(0.01)	$(0.00)	$(0.01)	$(0.01)
Net (loss) income per common share	$(3.68)	$0.04	$0.07	$(3.57)	$0.27
Diluted (loss) income per common share:
Continuing operations	$(3.68)	$0.05	$0.08	$(3.56)	$0.28
Discontinued operations	$(0.00)	$(0.01)	$(0.00)	$(0.01)	$(0.01)
Net (loss) income per common share	$(3.68)	$0.04	$0.07	$(3.57)	$0.26

Weighted average shares outstanding:

Basic	111,796	112,870	114,333	112,942	125,251

Diluted	111,796	113,581	116,415	112,942	127,980

Entegris, Inc. and Subsidiaries

GAAP to Non-GAAP Reconciliation of Statement of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended September 27, 2008			Nine months ended September 27, 2008
	U.S. GAAP	Adjustments	Non- GAAP	U.S. GAAP	Adjustments	Non- GAAP
Net sales	$145,789	$—	$145,789	$441,963	$—	$441,963
Cost of sales(a)	90,391	(5,718)	84,673	262,690	(5,718)	256,972

Gross profit	55,398	5,718	61,116	179,273	5,718	184,991
Selling, general and administrative expenses	35,373	—	35,373	115,800	—	115,800
Engineering, research and development expenses	10,284	—	10,284	31,147	—	31,147
Amortization of intangible assets	4,858	—	4,858	14,497	—	14,497
Impairment of goodwill (b)	395,261	(395,261)	—	395,261	(395,261)	—
Restructuring charges	3,332	—	3,332	3,332	—	3,332

Operating (loss) income	(393,710)	400,979	7,269	(380,764)	400,979	20,215
Interest expense, net	614	—	614	682	—	682
Other expense, net	947	—	947	1,823	—	1,823

(Loss) income before income taxes	(395,271)	400,979	5,708	(383,269)	400,979	17,710
Income tax (benefit) expense (c)	15,837	(16,498)	(661)	19,252	(16,498)	2,754
Equity in net loss of affiliates	195	—	195	49	—	49

(Loss) income from continuing operations	(411,303)	417,477	6,174	(402,570)	417,477	14,907
Loss from discontinued operations, net of taxes	(90)	—	(90)	(1,025)	—	(1,025)

Net (loss) income	$(411,393)	$417,477	$6,084	$(403,595)	$417,477	$13,882

Basic (loss) income per common share:
Continuing operations	$(3.68)	$3.73	$0.06	$(3.56)	$3.70	$0.13
Discontinued operations	$(0.00)	$0.00	$(0.00)	$(0.01)	$0.00	$(0.01)
Net (loss) income per common share	$(3.68)	$3.73	$0.05	$(3.57)	$3.70	$0.12
Diluted (loss) income per common share:
Continuing operations	$(3.68)	$3.73	$0.06	$(3.56)	$3.70	$0.13
Discontinued operations	$(0.00)	$0.00	$(0.00)	$(0.01)	$0.00	$(0.01)
Net (loss) income per common share	$(3.68)	$3.73	$0.05	$(3.57)	$3.70	$0.12

Weighted average shares outstanding:

Basic	111,796	111,796	111,796	112,942	112,942	112,942

Diluted	111,796	111,796	111,993	112,942	112,942	113,510

a)	Non-GAAP cost of sales for the three months ended September 27, 2008 is adjusted for $5.7 million charge for fair value mark-up of acquired inventory sold related to the POCO Graphite, Inc. acquisition.
b)	Non-GAAP impairment of goodwill for the three months ended September 27, 2008 is adjusted for $395.3 million of impairment charges related to goodwill.
c)	Non-GAAP Income tax expense for the three months ended September 27, 2008 is adjusted for $31.9 million primarily related to the increase in the valuation allowance primarily related to the U.S. tax credit carryforwards, offset by an adjustment of $15.5 million for the tax benefit associated with the goodwill impairment charges as noted in b) above.

Entegris, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	Sept. 27, 2008	Dec. 31, 2007
ASSETS
Cash, cash equivalents and short-term investments	$73,961	$160,655
Accounts receivable	107,928	112,053
Inventories	107,899	73,120
Deferred tax assets, deferred tax charges and refundable income taxes	28,731	23,238
Other current assets and assets held for sale	13,436	13,555

Total current assets	331,955	382,621

Property, plant and equipment, net	154,043	121,157

Intangible assets and goodwill	176,690	478,495
Deferred tax asset – non-current	32,214	35,323
Other assets	27,329	17,645

Total assets	$722,231	$1,035,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$11,562	$9,310
Short-term borrowings	4,728	17,802
Accounts payable	28,254	24,260
Accrued liabilities	55,334	61,884
Income tax payable	4,123	12,493

Total current liabilities	104,001	125,749
Long-term debt, less current maturities	118,742	20,373
Other liabilities	63,281	36,810
Shareholders’ equity	436,207	852,309

Total liabilities and shareholders’ equity	$722,231	$1,035,241

Entegris, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	Sept. 27, 2008	Sept. 29, 2007
Operating activities:
Net (loss) income	$(411,393)	$8,417
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	90	536
Depreciation	6,476	6,351
Amortization	4,858	4,716
Deferred tax valuation allowance	30,660	—
Provision for deferred taxes	(15,524)	—
Share-based compensation expense	1,335	2,700
Impairment of goodwill assets	395,261	—
Charge for fair market value mark-up of acquired inventory	5,718	736
Other	848	(680)
Changes in operating assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable and notes receivable	6,039	1,940
Inventories	(464)	2,122
Accounts payable and accrued liabilities	(5,632)	917
Income taxes payable	(10,051)	(2,205)
Other	3,524	(416)

Net cash provided by operating activities	11,745	25,134

Investing activities:
Acquisition of property and equipment	(7,399)	(6,253)
Acquisition of businesses	(161,973)	(41,844)
Other	110	(2,136)

Net cash used in investing activities	(169,262)	(50,233)

Financing activities:
Principal payments on short-term borrowings and long-term debt	(29,108)	(27,127)
Proceeds from short-term and long-term borrowings	133,000	37,000
Issuance of common stock	902	1,401
Repurchase and retirement of common stock	(4,492)	(605)
Other	—	420

Net cash provided by financing activities	100,302	11,089

Net cash used in discontinued operations	(2)	(784)

Effect of exchange rate changes on cash and cash equivalents	(1,230)	4,132

Decrease in cash and cash equivalents	(58,447)	(10,662)
Cash and cash equivalents at beginning of period	132,408	136,535

Cash and cash equivalents at end of period	$73,961	$125,873